CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	Three Months Ended March 31,
	2009	2008
Earnings:
Net loss	$(3,931)	$(1,841)
Interest expense	23,061	24,539
Less: Interest capitalized during the period Note (A)	–	–
Portion of rental expense representing interest	49	57
Total earnings	$19,178	$22,755

Fixed Charges:
Interest expense	$23,061	$24,539
Interest capitalized during the period	–	–
Portion of rental expense representing interest	49	57
Total	$23,110	$24,596

Ratio of Earnings to Fixed Charges	0.83	0.93

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	Three Months Ended March 31,
	2009	2008
Earnings:
Net loss	$(3,931)	$(1,841)
Interest expense	23,061	24,539
Less: Interest capitalized during the period Note (A)	–	–
Portion of rental expense representing interest	49	57
Total earnings	$19,178	$22,755

Combined Fixed Charges and Preference Dividends:
Interest expense	$23,061	$24,539
Interest capitalized during the period	–	–
Portion of rental expense representing interest	49	57
Preferred Stock Dividends	711	711
Total	$23,821	$25,307

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.81	0.90

Note (A)  Interest capitalized during the period is deducted because fixed charges includes all interest, whether capitalized or expensed.
Only fixed charges that were deducted from income should be added back in the earnings computation.